Exhibit 1.4

EXHIBIT A

RIO TINTO FINANCE (USA) LIMITED

OFFICERS’
CERTIFICATE

Officer’s Certificate pursuant to Section 301 of the
Indenture

$1,250,000,000 2.750% Notes due 2051

The undersigned, duly authorized by Rio Tinto Finance (USA) Limited (the “Company”), pursuant to Section 301 of the indenture dated as of July 2, 2001, which was amended and restated on March 16, 2012 and amended by the first supplemental indenture dated as of May8, 2017 and the second supplemental indenture dated as of May 6, 2020 (the “Indenture”), among the Company, Rio Tinto Finance (USA) plc, Rio Tinto Finance (USA) Inc., Rio Tinto plc, Rio Tinto Limited and The Bank of New York Mellon and pursuant to a resolution duly adopted by the Board of Directors of the Company on October 28, 2021 delegating authority to the undersigned, HEREBY APPROVES AND CONFIRMS the following such terms:

Notes

Title:	$1,250,000,000 2.750% Notes due 2051

Principal Amount:	$1,250,000,000

Maturity:	November 2, 2051

Issue Price:	98.909%

Interest Rate:	2.750% per year

Interest Payment Dates:	May 2 and November 2 of each year, commencing on May 2, 2022

Issue Date:	November 2, 2021

Record Dates:	With respect to each interest payment date, the regular record date for interest on global securities in registered form will be the close of business on the Clearing System Business Day immediately prior to the date for payment, where the term “Clearing System Business Day” means Monday to Friday inclusive except December 25 and January 1.

Optional Redemption:	The Company or either of Rio Tinto plc or Rio Tinto Limited may redeem the Notes, in whole or in part, at its or their option at any time and from time to time at a redemption price equal to (i) if such redemption occurs prior to May 2, 2051, the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) as certified to the trustee by us or Rio Tinto, the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a spread of 15 basis points or (ii) if such redemption occurs on or after May 2, 2051, 100% of the principal amount of the Notes to be redeemed, together, in either case, with accrued interest on the principal amount of the Notes to be redeemed to the date of redemption. In connection with such optional redemption the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company to act as the “Independent Investment Banker”.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Independent Investment Banker for the Notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Reference Treasury Dealer” means (1) each of BofA Securities, Inc. and Citigroup Global Markets Inc. and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) specified from time to time by us; and (2) a Primary Treasury Dealer selected by Credit Agricole Securities (USA) Inc., provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if that redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. On and after any redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and the Company, and the Trustee and any paying agent for the Notes shall be entitled to rely on such calculation.

Guarantees	The Notes will be fully and unconditionally guaranteed on an unsubordinated basis by each of Rio Tinto plc and Rio Tinto Limited as to principal, interest and premium when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise.

Form of Notes:	The Notes will be issued in registered form and will be represented by Global Securities, which will be executed and delivered in substantially the form attached hereto as Exhibit A. The Notes will be registered in the name of a nominee of The Depository Trust Company and deposited with The Bank of New York Mellon, as depositary.

Place of Payment, Paying Agent:	The Bank of New York Mellon
240 Greenwich Street, Floor 7E,
New York, NY 10286
United States of America
Atten: Global Corporate Trust

Notices and Demands to Company:	Rio Tinto Finance (USA) Limited
Level 7
360 Collins Street
Melbourne VIC 3000
Australia

or

Cheree Finan
Rio Tinto Services Inc.
80 State Street
Albany, NY 12207-2543,
United States

Payment of Additional Amounts:	All payments of principal, premium (if any) and interest in respect of the Notes or the Guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges imposed, levied or collected by any jurisdiction in which the Company, Rio Tinto plc or Rio Tinto Limited, as the case may be, or any successor entity, are organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax). If withholding or deduction is required by law, the Company, Rio Tinto plc or Rio Tinto Limited, as the case may be, must, subject to certain exceptions, pay to each holder of the Notes additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest on the Notes after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge, will not be less than the amount that would have been payable on the Notes in the absence of such deduction or withholding.

Optional Tax Redemption:	The Notes may be redeemed at the option of the Company or either of Rio Tinto plc or Rio Tinto Limited upon the occurrence of certain tax events in accordance with the redemption provisions set out in the forms of the Note attached hereto as Exhibit A.

Further Issues:	The Company may from time to time without the consent of the holders of the Notes create and issue further notes having the same terms and conditions as the notes so that the further issue is consolidated and forms a single series with such notes, provided that such further issue constitutes a “qualified reopening” for U.S. federal income tax purposes or such further notes are issued with not more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Other Terms:	The other terms of the Notes shall be substantially as set forth in the Indenture and the Prospectus Supplement dated October 28, 2021 relating to the Notes and the form of the Notes attached hereto as Exhibit A.

[rest of this page intentionally left blank]

Dated: November 2, 2021

/s/ Maurita Sutedja

Name: Maurita Sutedja
Title: Attorney

[Rio Tinto Finance (USA) Limited signature page to Officer’s Certificate pursuant to the Indenture]

EXHIBIT A

TO OFFICER’S CERTIFICATE PURSUANT TO THE INDENTURE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS THE NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”). UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO RIO TINTO FINANCE (USA) LIMITED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

RIO TINTO FINANCE (USA) LIMITED

2.750% NOTE DUE 2051

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST GUARANTEED BY RIO TINTO PLC AND RIO TINTO LIMITED

No. 00[1/2/3]

$[50/25]0,000,000

CUSIP: 767201 AT3

ISIN: US767201AT32

Rio Tinto Finance (USA) Limited (ABN 84 062 129 551), a corporation duly organized and existing under the laws of the State of Victoria, Australia (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $1,250,000,000 on November 2, 2051, and to pay interest thereon from the date hereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 2 and November 2 in each year, commencing May 2, 2022, at the rate of 2.750% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 17 or October 18 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan in the City of New York, or at such other agency as the Issuer may determine, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All payments of, or in respect of, principal of and any premium and interest on this Security, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Australia or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by Australia or any such subdivision or authority to be withheld or deducted. In that event, the Issuer will pay such additional amounts (as described in Section 1004 of the Indenture) as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to the Holder of this Security of the amounts to which such Holder would have been entitled had no such withholding or deduction been required, subject to certain exceptions as set forth in Article Ten of the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual or PDF or other electronic image scan signature of the Trustee created by an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed manually or in facsimile.

Dated: November 2, 2021

Each attorney executing this Agreement states that he/she has no notice of revocation or suspension of his/her power of attorney.

Signed for Rio Tinto Finance (USA) Limited by its attorney:

Attorney Signature

Print Name

(See reverse for additional terms)

[Signature page to Global Note]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 2, 2021

THE BANK OF NEW YORK MELLON,

as Trustee

By:
Authorized Officer

[Signature page to Global Note Certificate of Authentication]

REVERSE OF REGISTERED SECURITY

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under an Amended and Restated Indenture, dated as of July 2, 2001, and as amended and supplemented from time to time (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among Rio Tinto Finance (USA) Limited, a corporation duly organized and existing under the laws of the State of Victoria, Australia, Rio Tinto Finance (USA) plc, a public limited company duly incorporated and existing under the laws of England, Rio Tinto Finance (USA) Inc., a corporation incorporated under the laws of the State of Delaware, Rio Tinto plc, a public limited company duly organized and existing under the laws of England, Rio Tinto Limited, a corporation duly organized and existing under the laws of the State of Victoria, Australia (each being referred to herein as a “Guarantor”, which term includes any Successor Persons under the Indenture referred to herein and, together, the “Guarantors”) and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities may be redeemed at the option of the Issuer or any of the Guarantors in whole, but not in part, at any time at the Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if the Issuer or a Guarantor determines that if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the jurisdiction (or of any political subdivision or taxing authority thereof or therein) in which the Issuer or any of the Guarantors is incorporated or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party, which change, execution or amendment becomes effective on or after October 28, 2021, (i) the Issuer or any of the Guarantors is or would be required to pay additional amounts of interest with respect to the Securities or Guarantees on the next succeeding Interest Payment Date as set forth in the Guarantee endorsed hereon (or in a supplemental indenture) or (ii) any Guarantor or any Subsidiary of any Guarantor is or would be required to deduct or withhold tax on any payment to the Issuer to enable the Issuer to make any payment of principal or interest in respect of the Securities and, in each case, the payment of such additional amounts in the case of (i) above or such deduction or withholding in the case of (ii) above cannot be avoided by the use of any reasonable measures available to the Issuer, any relevant Guarantor or Subsidiary.

The Securities may also be redeemed in whole, but not in part, upon not less than 10 nor more than 60 days’ notice given as provided in the Indenture at any time at a Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if the Person formed by a consolidation of any of the Guarantors or into which any of the Guarantors is merged or to which any of the Guarantors conveys, transfers or leases its properties and assets substantially as an entirety is required to pay a Holder additional amounts in respect of any tax, assessment or governmental charge imposed on any such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such consolidation, merger, conveyance transfer or lease.

Notice of redemption will be given by mail to Holders of Securities, not less than 10 nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantors and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer or the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, no Holder of any Security of this series will have the right to institute any proceeding with respect to the Indenture, the Guarantee endorsed hereon, this Security or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer or exchange, the Issuer, the Guarantors, the Trustee and any agent of the Issuer, the Guarantors or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Guarantors, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Interest on this Security shall be computed on the basis of a 360-day year of twelve 30-day months.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

GUARANTEE

Rio Tinto plc, a public limited company incorporated under the laws of England, having its registered office at 6 St James’s Square, London SW1Y 4AD, United Kingdom, and Rio Tinto Limited (ABN 96 004 458 404), a corporation incorporated under the laws of the State of Victoria, Australia, having its principal office at Level 7, 360 Collins Street, Melbourne, Victoria 3000, Australia (each being referred to herein as a “Guarantor”, which term includes any successor Person under the Indenture referred to in the Security upon which this Guarantee is endorsed, and together, the “Guarantors”), for value received hereby unconditionally guarantee to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder the due and punctual payment of the principal of, premium, if any, and interest on such Security (including any additional amounts payable pursuant to Section 1004 of the Indenture in respect thereof) and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable (subject to any period of grace provided with respect thereto), whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein and any other payment of interest under the Indenture. In the case of the failure of Rio Tinto Finance (USA) Limited, a corporation organized under the laws of the State of Victoria, Australia (herein called the “Issuer”, which term includes any successor Person under such Indenture), punctually to make any such payment of principal, premium, if any, or interest or any sinking fund or analogous payment, the Guarantors hereby, jointly and severally, agree to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer. The obligations of the Guarantors under this Guarantee shall be joint and several.

Each of the Guarantors hereby further agrees, subject to the limitations and exceptions set forth below, that if any deduction or withholding for any present or future taxes, assessments or other governmental charges of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which such Guarantor is incorporated shall at any time be required by such jurisdiction (or any such political subdivision or taxing authority) in respect of any amount to be paid by such Guarantor under this Guarantee or a Security, then such Guarantor will pay to the Holder of a Security such additional amounts as may be necessary in order that the net amounts paid to the Holder of such Security who, with respect to any such tax, assessment, or other governmental charge, is not resident in such jurisdiction, after such deduction or withholding, shall be not less than the amounts specified in such Security to which such Holder is entitled; provided however, that such Guarantor shall not be required to make any payment of additional amounts (i) if the Holder is a United States Person, for or on account of any such tax, assessment or other governmental charge imposed by the United States or any political subdivisions or taxing authority thereof or therein, (ii) for or on account of:

(a)            any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Security (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(b)             any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(c)             any tax, assessment, or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of, premium, if any, or interest on, the Securities;

(d)             any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Security with a request of the Issuer or the applicable Guarantor addressed to the Holder (i) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of Clause (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(e)             in the case of a payment made by Rio Tinto plc under the Guarantees, any tax, assessment or other governmental charge imposed as a result of the Security being presented for payment in the United Kingdom unless presentment could not have been made elsewhere;

(f)             any withholding or deduction required to be made with respect to a Security presented for payment by or on behalf of a Holder of such Security who would have been able to avoid such withholding or deduction by presenting the relevant Security to another Paying Agent;

(g)             any withholding or deduction required to be paid on the interest (as defined in Section 128A(1AB) of the Income Tax Assessment Act of 1936 of Australia (the “Australian Tax Act”) and which, among other things, includes amounts in the nature of, or in substitution for, interest) payable on the debt security because the Holder of a Security is an “associate” of Rio Tinto Finance (USA) Limited (as that term is defined in section 128F(9) of the Australian Tax Act;

(h)             any withholding or deduction for which a determination is made by the Australian Commissioner of Taxation that the withholding or deduction is payable because the Holder has participated in a scheme to avoid withholding tax provided that neither the Issuer nor any Guarantor participated in or was a party to such scheme; or

(i)             any combination of items (a), (b), (c), (d), (e), (f), (g) or (h);

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any or any interest on any Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the Holder of the Security.

Each of the Guarantors hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or such Indenture, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto, by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of each of the Guarantors, increase the principal amount of such Security, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof, or increase the principal amount of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Section 502 of such Indenture. Each of the Guarantors hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment require under such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, premium, if any, and interest on such Security.

Notwithstanding anything to the contrary contained herein, each of the Guarantors shall be entitled to withhold and deduct any amounts required to be deducted or withheld pursuant to an agreement described in Section 1471(b) of the Code, or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement) (any such withholding or deduction, a “FATCA Withholding”), and the Guarantors shall not be required to pay any additional amounts in respect of FATCA Withholding.

Each of the Guarantors shall be subrogated to all rights of the Holder of such Security and the Trustee against the Issuer in respect of any amounts paid to such Holder by such Guarantor pursuant to the provisions of this Guarantee, provided, however, that such Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Securities of the same series issued under such Indenture shall have been paid in full.

No reference herein to such Indenture and no provision of this Guarantee or of such Indenture shall alter or impair the guarantee of the Guarantors, which is absolute and unconditional, of the due and punctual payment of the principal of, premium, if any, and interest on, and any sinking fund or analogous payments with respect to, the Security upon which this Guarantee is endorsed.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually executed by or on behalf of the Trustee under such Indenture.

All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

The Guarantee shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of the State of New York.

Executed and dated the date on the face hereof.

RIO TINTO PLC

By:
Name: Title:

RIO TINTO LIMITED

By:
Name: Title:

[Signature page to Guarantee]